EXHIBIT 99.1
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NOVEMBER 19, 2007, FOR IMMEDIATE RELEASE

BUSINESS EDITORS

COMPANY CONTACT: JOHN S. TOMAC, PRESIDENT
PHONE (203) 735-1888

KEYWORD: CONNECTICUT

INDUSTRY KEYWORD: UTILITIES


BIW LIMITED ANNOUNCES REGULATORY DECISION APPROVING MERGER

ANSONIA, CT, November 19, 2007 - BIW Limited, parent company of Birmingham Utilities and Birmingham H2O Services (AMEX: "BIW") announced today that on Friday, November 16, 2007, the Department of Public Utility Control (DPUC) issued a final decision approving the merger of BIW Limited with the South Central Connecticut Regional Water Authority (RWA). The final decision also approves the sale of the Eastern Connecticut Regional Water Company (ECRWC), an indirect, wholly-owned subsidiary of BIW Limited, to the Connecticut Water Company (CWC). CWC agreed to purchase certain assets of ECRWC including assets that RWA is not lawfully permitted to acquire in connection with the merger. BIW Limited, the RWA and CWC filed a joint application with the DPUC requesting approval of the transaction on July 13, 2007.

John S. Tomac, BIW Limited's President, stated, "based on the DPUC approval dated November 16, 2007, the merger transaction will now be scheduled to close on or around January 16, 2008." Tomac noted the original schedule of the DPUC indicated a final decision would be issued on October 31, 2007, which would have allowed the transaction to close in December of 2007. He concluded, "The delay by the DPUC in issuing the final decision will not allow the transaction to close prior to year-end."

BIW Limited is the parent company of Birmingham Utilities, Inc., a regulated public water service company which collects and distributes water for domestic, commercial and industrial uses and fire protection in Ansonia, Derby and in small parts of the contiguous town of Seymour, Connecticut, and Birmingham Utilities, Eastern Division consisting of 30 regulated water systems located in eastern Connecticut, as well as a non-regulated contract operations business that monitors and services another 51 water systems also in eastern Connecticut, and Birmingham H2O Services, Inc., which provides water related services to other water utilities, contractors, and individuals throughout Connecticut.

                           FORWARD-LOOKING STATEMENTS

Statements included in this press release, which are not historical in nature, are forwarding-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of

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1995. Statements relating to the closing of the merger with RWA are subject to satisfaction of closing conditions provided in the merger agreement. Statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy, weather conditions, regulatory decisions, the impact of competitive products and pricing on the Company's non-regulated operations, failure to obtain new customers or retain old customers or changes in the financial stability of customers, and changes in interest rates. Such statements are based upon the current beliefs and expectations of BIW Limited management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will" and similar expressions identify forward-looking statements.